--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20459
                          -----------------------------


                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                           CALIFORNIA CLEAN AIR, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

      NEVADA                          7540                       23-3048624
--------------------     ------------------------------     --------------------
    (State of             (Primary Standard Industrial        (I.R.S. Employer
  Incorporation)           Classification Code Number)       Identification No.)

                         3790 Via de la Valle, Suite 103
                            Del Mar, California 92104

                                  (760)494-6497
--------------------------------------------------------------------------------
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES
                        AND PRINCIPAL PLACE OF BUSINESS)


                                Stephen D. Wilson
                         3790 Via de la Valle, Suite 103
                            Del Mar, California 92104

                                  (760)494-6497
--------------------------------------------------------------------------------
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:

                            ROBERT C. LASKOWSKI, ESQ.
                           520 S.W.YAMHILL, SUITE 600
                             PORTLAND, OREGON 97204
                                 (503) 241-0780

--------------------------------------------------------------------------------

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]
--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                     Proposed
                                                     Maximum         Proposed
                                  Amount of          Offering        Maximum        Amount of
Title of each class of            Shares to be       Price Per       Aggregate      Registration
securities to be registered       Registered         Unit(1)         Price(1)       Fee
-------------------------------------------------------------------------------------------------
Common Stock                      2,000,000          $1.00(2)        $ 2,000,000    $ 253.00
-------------------------------------------------------------------------------------------------
TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 253.00
-------------------------------------------------------------------------------------------------

       (1) Estimated solely for the purpose of calculating the registration fee.

       (2) The offering price set forth has been arbitrarily determined by the Company.


--------------------------------------------------------------------------------

The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                           CALIFORNIA CLEAN AIR, INC.

                              Cross Reference Sheet
        Showing Location in the Prospectus of Items Required by Form SB-2

Item Number and Caption                                Heading in Prospectus
----------------------------------------------------------------------------------------
1.   Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus           Prospectus Cover Page

2.   Inside Front and Outside Back Cover Pages         Inside Front and Outside Back
      of Prospectus                                     Cover Pages of Prospectus

3.   Summary Information and Risk Factors              Prospectus Summary; Risk Factors


4.   Use of Proceeds                                   Prospectus Summary;
                                                        Use of Proceeds

5.   Determination of Offering Price                   Plan of Distribution

6.   Dilution                                          Dilution

7.   Selling Security Holders                          Principal and Selling Shareholders

8.   Plan of Distribution                              Plan of Distribution

9.   Legal Proceedings                                 Inapplicable

10.  Directors, Executive Officers, Promoters
      and Control Persons                              Management

11.  Security Ownership of Certain Beneficial
       Owners and Management                           Principal and Selling Shareholders

12.  Description of Securities                         Description of Capital Stock

13.  Interest of Named Experts and Counsel             Inapplicable

14.  Disclosure of Commission Position on
      Indemnification                                  Inapplicable

15.  Organization Within Last Five Years               Business

16.  Description of Business                           Business

17.  Management's Discussion and Analysis
      or Plan of Operation                             Plan of Operation

18.  Description of Property                           Business

19.  Certain Relationships and Related
      Transactions                                     Business; Certain Transactions


20.  Market for Common Equity and Related
      Stockholder Matters                              Description of Capital Stock

21.  Executive Compensation                            Management

22.  Financial Statements                              Reports of Independent Certified
                                                        Public Accountant; Financial
                                                        Statements

23.  Changes and Disagreements with
      Accountants on Accounting and
      Financial Disclosure                             Report of Independent Certified
                                                        Public Accountant; Financial
                                                        Statements

                                   PROSPECTUS

                           CALIFORNIA CLEAN AIR, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                  2,000,000 SHARES OF COMMON STOCK, $0.001 PAR


         California Clean Air, Inc. is offering 2,000,000 shares of common stock. This is our initial public offering and no public market currently exists for our shares. The price for the common stock of $1.00 was arbitrarily determined by our Board of Directors. The common stock will be offered by us on a continuos basis for a period of 30 days from the effectiveness of this offering. As soon as possible after the completion of the offering, we will apply to the NASD OTC Bulletin Board for the listing of the common stock.

         We have engaged in limited operations to date, and consequently we have limited revenues from operations.

                    ----------------------------------------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 4.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------
                                    Underwriting
                   Price to         Discounts and        Proceeds to
                   Public           Commissions (1)      Company (2)
----------------------------------------------------------------------
Per Share          $1.00             -0-                 $ 2,000,000
----------------------------------------------------------------------

TOTAL              $1.00             -0-                 $ 2,000,000
----------------------------------------------------------------------

(1) We will not use the services of an underwriter or selling agent for the offering of our Common Stock. The offering will be conducted on a best efforts basis by our executive officers and directors. We will not pay any commissions or other compensation on the sales of the common stock. See, "Plan of Distribution".

(2) Before the payment of expense which we estimate to be approximately $45,000. These expenses will be paid out of the proceeds of the offering. See, "Use of Proceeds".


                The date of this Prospectus is ___________, 2003

--------------------------------------------------------------------------------
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                     PAGE                                   PAGE

Prospectus Summary                   3    Business                            11
Risk Factors                         4    Management                          15
Special Note Regarding Forward-           Related Party Transactions          16
   Looking Statements                7    Principal Shareholders              17
Use of Proceeds                      7    Description of Capital Stock        18
Dividend Policy                      8    Shares Eligible for Future Sale     19
Capitalization                       8    Plan of Distribution                20
Dilution                             9    Legal Matters                       21
Selected Financial Data             10    Experts                             21
Plan of Operation                   10    Additional Information Available
                                           to You                             21
                                          Index to Financial Statements       22

              ----------------------------------------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT,. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding California Clean Air, Inc. and our financial statements and notes to those statements appearing elsewhere in this Prospectus.

                                   THE COMPANY

         We are a development stage company We are in the business of owning and operating "test- only" vehicle emissions inspection facilities under the Smog Check II program adopted in the state of California. We conduct our business through our affiliated company, Smog Centers of California LLC, of which we are the only member. As the only member of Smog Centers of California, LLC, we have complete control over the business of our affiliated company and we will receive periodic distributions and allocations of cash flow and operating profits.

         At this time, neither we nor Smog Centers of California LLC have had very limited revenues from operations. Most references to our business will apply directly to the emissions inspection facilities and the business of Smog Centers of California.

                                  THE OFFERING

Common Stock offered:                     2,000,000 Shares

Common Stock to be outstanding
after the offering:                       3,000,000 Shares

Use of Proceeds:                          General corporate purposes and working
                                          capital.

Proposed NASDAQ OTC Bulletin Board
Stock Symbol:                             To be determined.

                                   THE COMPANY

         We are a development stage company. We will be in the business of owning and operating "test-only" vehicle emissions inspection facilities under the Smog Check II program adopted in the state of California. We will conduct our business through our affiliated company, Smog Centers of California LLC, of which we are the only member.

         We were originally incorporated in Delaware on June 2, 2000 under the name of Breakthrough Technology Partners I, Inc. We never commenced any business under our original name. Effective December 17, 2002, we reincorporated in the State of Nevada under our current name.

         Smog Centers of California LLC was organized as an Oregon limited liability company on November 21,2002. It is registered to do business in California effective December 10, 2002. We are the sole member of Smog Centers of California LLC through the ownership of all of the outstanding ownership interests. Mr. Stephen D. Wilson, our President, is the manager of Smog Centers of California LLC.

         Our principal executive and administrative offices and those of Smog Centers of California, LLC are located at 3790 Via de la Valle, Suite 103, Del Mar, California 92104.

                                  RISK FACTORS

         This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this Prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks.

         RISKS RELATED TO OUR BUSINESS

         WE HAVE A VERY LIMITED OPERATING HISTORY/DEVELOPMENT STAGE.

         We are a development stage company and have had very limited revenues from operations to date. Our activities and the activities of Smog Centers of California LLC have been limited to developing our business plan and locating our initial smog check facility and as a result we have a limited history upon which an investor may evaluate our business and prospects. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. We may not successfully address these risks. If we do not successfully address these risks, our business will be seriously harmed.

         OUR LACK OF AN OPERATING HISTORY MAKES IT DIFFICULT FOR USE TO FORECAST FINANCIAL RESULTS.

         As a result of our limited operating history, it is difficult to forecast our total revenues, real estate and labor costs and other financial and operating data. We have a limited amount of meaningful historical data from other emissions test centers upon which to base planned expenses. Operating revenues are difficult to forecast because they generally depend on the number of motor vehicles that will require smog inspection testing in the geographical areas of our facilities. As a result, we may not be able to make accurate financial forecasts. This inability to accurately forecast our results could cause our profitability in a given quarter to be less than expected.

         OUR  MANAGEMENT  HAVE  HAD NO PRIOR  EXPERIENCE  IN  VEHICLE  EMISSIONS
TESTING.

         Our executive management have had no prior experience in operating and managing vehicle emissions test centers. As a result, it will be necessary for us through Smog Centers of California LLC to hire experienced managers and other employees to operate our test facilities. If we are unable to hire such experienced managers and other employees, our business could be seriously harmed. Our future success depends on our ability to attract and retain highly qualified licensed technical personnel. Competition for such personnel could be intense. It will be necessary for us to coordinate and manage various emissions test centers in multiple, geographically distant locations and to establish and maintain adequate management and information systems and financial controls. Our failure to successfully address these factors could inhibit our growth.

         WE MAY INCUR UNEXPECTED COSTS OR FACE SUBSTANTIAL DELAYS FINDING ADEQUATE FACILITIES FOR OUR EMISSIONS TEST CENTERS, WHICH COULD HURT OUR BUSINESS.

         Our business depends on our ability to locate and purchase or lease suitable sites for our vehicle emissions test centers. We may be unable to find adequate facilities that meet our timing, location and cost expectations. Even if we are able to locate adequate facilities, we may faced additional delays and costs in negotiating and reviewing lease agreements, examining the site for compliance with governmental regulations, such as zoning and environmental compliance and procuring necessary permits and licenses for our operations. If we incur significant unexpected costs or face substantial delays in finding adequate facilities for our test centers, we may never achieve profitability.

         OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION.

         Vehicle emissions test centers are subject to extensive regulation by the state of California Bureau of Automotive Repair, under the Department of Consumer Affairs, which was established by the California legislature for the enforcement and administration of its vehicle emissions inspection program. The Bureau of Automotive Repair has adopted rules and regulations with which we will be required to comply. These rules and regulations require, among other things, that all emissions test centers obtain a state license and that all smog check technicians obtaining their own licensing. The rules and regulations also impose fines and penalties for any compliance failures. It will be necessary for us to be familiar with these rules and regulations and to establish compliance procedures in all of our facilities. The failure to comply with any of these rules and regulations will subject us to investigations and the imposition of fines and penalties which could affect our business significantly, as well as our regulatory relationship with the Bureau of Automotive Repair.

         RISK RELATED TO AN INVESTMENT IN OUR COMMON STOCK

         LACK OF AN UNDERWRITER.

          We are not employing the services of an underwriter in connection with the offering of our common stock. We will use our best efforts to offer and sale our common stock through our executive officers and our directors. There is no assurance that we will sell all or any of the Common Stock being offered. Any delay in the sale of our common stock in this offering could cause a delay in implementing our business plan.

         THERE IS NO MINIMUM OFFERING ESTABLISHED.

         We have not established any minimum offering amount for this offering. Therefore, the proceeds we may receive from the offering may be inadequate to met our financial requirements to successfully implement our business plan. In such eventuality, we may be required to obtain additional capital from other sources. No such other sources of capital are currently identified.

         YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

         The initial public offering price of our common stock is substantially higher than the book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase shares of common stock in this offering, you will suffer immediate and substantial price dilution. In addition, the issuance or exercise of any future options or warrants to purchase our capital stock, or the conversion of any preferred stock into our common stock, could be dilutive to purchasers of shares in this offering.

         YOU MAY NOT BE ABLE TO RESELL YOUR STOCK AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

         Before this offering, there has not been a public market for our common stock and an active trading market for our common stock may not develop or be sustained after this offering. For this reason and for various other reasons listed through these risk factors, the market for our common stock may decline below the initial public offering price.

         OUR COMMON STOCK IS NOT CURRENTLY LISTED FOR QUOTATION ON ANY EXCHANGE.

         Before this offering, there has not been a public trading market for our common stock and active trading market for our common stock may not develop or be sustained after this offering. As soon as practicable after the close of the offering, we will seek to qualify our common stock for quotation on the NASDAQ OTC Bulletin Board. There is no assurance that our common stock will be quoted on the NASDAQ OTC Bulletin.

         SUBSTANTIAL FUTURE SALES OF SHARES MAY IMPACT THE MARKET PRICE OF OUR COMMON STOCK.

         If our stockholders sell substantial amounts of our common stock, including any shares issued upon the exercise of any future options or warrants or common stock issued upon conversion of any outstanding preferred stock, the market price of our common stock may fall. Such sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and place that we deem appropriate.

         AFTER THIS OFFERING, OUR CURRENT SHAREHOLDERS WILL CONTROL THE VOTING POWER OF OUR OUTSTANDING CAPITAL STOCK AND COULD PREVENT OR DELAY CORPORATE ACTION.

         After this offering, our two current shareholder will control the voting power of our outstanding capital stock through their respective holding of our Series A Convertible Preferred stock which has 10 votes for each share. As a result, these shareholders are able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. See, "Principal Shareholders."

         WE HAVE BROAD DISCRETION IN USING THE PROCEEDS FROM THIS OFFERING.

         The net proceeds from this offering are not allocated for specific purposes. We will have broad discretion in determining how to spend the proceeds of this offering and may spend proceeds in a manner that our stockholders may not deem desirable. A delay in the sale of the common stock on this offering could cause a delay in the implementation of the business plan. See "Use of Proceeds."

                YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS

         This Prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the known and unknown risks, uncertainties and other factors that cause our actual results, performance or achievements to be materially different from any future results. Although we believe that the expectations reflected in the forward-looking statements are reasonable as of the date of this Prospectus, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

         Assuming we sell all of our common stock being offered, we will receive gross proceeds of $2,000,000. From those proceeds, we will first pay the costs and expenses of the offering which are estimated to be $45,000.00. The remaining proceeds will be used to make the capital contribution to our affiliated company, Smog Centers of California LLC, which will in turn use that capital contribution to commence the business of owning and operating the vehicle emissions test centers. Smog Centers of California LLC will use its funds to acquire or lease locations, purchase the required emissions testing equipment, hire technicians and other personnel and purchase office equipment such as computer systems. Some funds will be retained for working capital purposes.

                                 DIVIDEND POLICY

         We intend to pay dividends to our shareholders from the distributions to be made to us by Smog Centers of California LLC. Since we are dependent on the distributions from Smog Centers of California LLC, we cannot predict when dividends will be paid or the amount and frequency of those dividends.


                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2003, on an actual basis and as adjusted to reflect the issuance of 2,000,000 shares of common stock being offered.

                                                                   June 30, 2003
Shareholders Equity:                                  Actual        As Adjusted
                                                      ------       -------------

Preferred Stock, $0.001 par value,                   $ 4,000           $ 4,000
20,000,000 authorized,
4,000,000 outstanding

Common Stock, $0.001  par value,
100,000,000 authorized,                              $ 1,000             3,000
1,000,000 outstanding

Additional paid-in capital                                 -         1,953,000

Accumulated deficit during development stage         (95,991)          (95,991)

Total shareholder equity (deficit)                   (90,991)        1,864,009
----------------------

                                    DILUTION

         Our net tangible book value as of June 30, 2003, was ($90,991) or ($0.09) per share of common stock. Net tangible book value per common share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering, assuming the conversion of all outstanding shares of Series A Convertible Preferred Stock into common stock. After giving effect to the sale of 2,000,000 shares of common stock in this offering and after deducting estimated offering expenses, our net tangible book value at June 30, 2003 would have been $1,864,009,or approximately $0.62 per share. This represents an immediate an increase in the net tangible book value of $ 0.71 to our existing shareholders and an immediate dilution of $0.38 per share to new investors purchasing shares in this offering. The following table illustrates this dilution on a per share basis.

     Assumed initial public offering price per share. . . . . . . . . . .$ 1.00
          Net tangible book value per share as of June 30, 2003. . . . . $(0.09)
          Increase per share attributable to new investors. . . . . . . .$ 0.71

     Adjusted net tangible book value per share after this offering. . . . 0.62

     Dilution per share to new investors. . . . . . . . . . . . . . . . .$ 0.38

         The following table sets forth, as of June 30, 2003, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors:

                         Shares Purchased                  Total Consideration
                         ----------------                  -------------------
                     Amount           Percentage       Amount           Percentage       Share
                     ---------        ----------       ----------       ----------       ------
Existing
  Shareholders       1,000,000         33 1/3 %        $1,000                -           $0.001

New Investors        2,000,000         66 2/3 %        $2,000,000           100 %        $1.00

                             SELECTED FINANCIAL DATA

                                        Years ended              Period from June 2, 2000          Six months ended
                                        December 31            (Date of inception) through             June 30,
                                    2002           2001              December 31,2002             2002          2003
                                    ----           ----             ------------------            ----          ----
Statement of Operations Data:

    General and
    Administrative Expenses         23,110         26,421                 50,031                 10,618        41,430

    Net Loss                       (23,130)       (26,421)               (50,051)               (10,628)      (41,440)

    Loss Per Common Per Share       (.0046)        (.0053)                (.0100)                 (.002)        (.041)

    Weighted Average
    Common Shares Outstanding    5,000,000      5,000,000              5,000,000              5,000,000     1,000,000

Balance Sheet Data:
                                                 December 31, 2002
                                                -------------------
   Working Capital
   Total Assets                                        -0-
   Total Liabilities                                  (49,551)
   Long Term Liabilities                               -0-
   Shareholders' Equity                               (49,551)

                                PLAN OF OPERATION

         Since inception, we have not commenced any formal business operations and have had not revenues from operations. All activities since inception have been devoted toward identifying business opportunities. All expenses since inception consisted of organizational and regulatory compliance costs, which have been advanced by Daniel M. Smith, the husband of one of our controlling shareholders. and our President, Stephen D. Wilson. These advances are reflected in our financial statements as "payable to related party". These advances are non-interest bearing and are due on demand. Mr. Smith and Mr. Wilson have each agreed not to demand repayment until sufficient funds are available from either this offering or from revenues derived from operations.

         On August 21, 2003, through our affiliated company Smog Centers of California LLC, we acquired a test-only smog check facility in Lemon Grove, California. The purchase price was $60,000 which was paid in full at the time of the acquisition. The purchase price was advanced by our President, Stephan D. Wilson and by Daniel M. Smith, the spouse of one of our controlling shareholders. As part of the purchase of the business, Smog Centers of California LLC assumed the obligations under an existing real estate ground lease. The ground lease has a remaining term until July 1, 2006, with an option to renew for an additional five year term. The ground lease payments are $1,500 per month, which are subject to an annual increase of 5% for each year during the remaining initial term of the lease.

         We will continue to look for additional test-only smog check facilities to acquire or will look for existing locations which can be built-out as smog check facilities, utilizing the existing buildings and negotiating ground leases.

                                    BUSINESS

         We will be in the business of owning and operating "test-only" vehicle emissions inspection facilities under the Smog Check II program adopted in the state of California. We will conduct our business through our affiliated company, Smog Centers of California LLC, of which we are the only member.

         We were originally incorporated in Delaware on June 2, 2000 under the name of Breakthrough Technology Partners I, Inc. We never commenced any business under our original name. Effective December 17, 2002, we reincorporated in the State of Nevada under our current name.

         Smog Centers of California LLC was organized as an Oregon limited liability company on November 21,2002. It is registered to do business in California effective as of December 10,2002. We are the sole member of Smog Centers of California LLC through the ownership of all of the outstanding ownership interests. Mr. Stephen D. Wilson, our President, is the manager of Smog Centers of California LLC and will be responsible for the overall administration of Smog Centers of California LLC.

         Our principal executive and administrative offices and those of Smog Centers of California, LLC are located at 3798 Via de la Valle, Suite 103, Del Mar, California 92104.

         CALIFORNIA SMOG CHECK PROGRAM

         As a result of the federal Clean Air Act of 1990 and studies conducted by the United States Environmental Protection Agency ("EPA"), the State of California adopted its Smog Check II program which is administered through the Bureau of Automotive Repair ("BAR"). Under Smog Check II, BAR directs about 800,000 cars annually to test-only inspection centers, which are smog check facilities that do not perform vehicle repairs. Studies by the EPA found that independent testing facilities were more effective in reducing vehicle emissions pollution than testing facilities operated by vehicle repair shops. Test only facilities are privately owned and operated stations which are authorized to conduct emissions tests and, in the event that a vehicle fails, are not permitted to make any repairs.

         BAR sends two types of vehicles to test-only facilities. The first type are motor vehicles which are likely to fail a smog check; the second type are those designated as "gross polluters", which are vehicles that failed an initial smog check at the higher emissions levels and have since been repaired. These are vehicles will be directed to test-only facilities to have their repairs verified before the vehicle can be registered.

         Smog Check II covered every metropolitan area in California except the Bay Area. In September 2002, the California legislature adopted legislation that extended the Smog Check to the Bay Area. It is estimated by BAR that up to 4.5 million vehicles in the nine-county Bay Area will become subject to the new testing requirements. The Bay Area Smog Check went into effect January 1, 2003. In addition to requiring more stringent tests, the Bay Area Smog Check will divert approximately 15% of vehicles to test-only facilities. However, state official have indicated that the new testing program may take as long as a year to implement because of the need to install the testing infrastructure.

         The legislation creating the Bay Area Smog Check program also amended Smog Check II by providing that owners of vehicles less than six model years old, up from the original four, will be exempted statewide from the biennial smog tests.

         The regulations adopted by BAR require that all smog check facilities apply for a license through the BAR Licensing Division. A required component of Smog Check II is the Electronic Transmission (ET) service provided by MCI Telecommunications Corporation. Under contract with the state of California, MCI has developed and maintains a central Vehicle Information Database (VID) and a statewide network that provides electronic access between all Smog Check machines throughout the state. In order to comply with the ET mandate, all Smog Check facilities are required to obtain and maintain ET services through MCI. Each new Smog Check facility will be required to enter into an agreement with MCI to secure ET services. Prior to certification, all Smog Check facilities must have fully functional ET service and must be operational with all current software and hardware updates.

         Through the ET system, smog check information is electronically transmitted directly to the Department of Motor Vehicle ( DMV). Vehicle owners will not be required to submit certificates to the DMV at vehicle registration time. At the beginning of the smog test, following the technician's entry of the vehicle license number and the vehicle identification number, the ET system initiates an automated call to the VID. Vehicle-specific information and test requirements are electronically returned from the VID. At the conclusion of the smog check test, the test results, including the smog certificate for passed tests, are transmitted electronically to the VID. In turn, the VID immediately transmits the certificate to the DMV. The Vehicle Inspection Report serves as the vehicle owner's receipt.

         The Smog Check facilities will be required to use loaded mode dynamometer test equipment. The licensing standards under the BAR regulations may include, but are not limited to, requirements for use of computerized and tamper-resistant testing equipment, including test analyzer systems meeting the current requirements of BAR.

         All tests must be performed by a qualified, licensed smog check technician. Each technician must be qualified by BAR for the class and category of vehicle being tested.. Smog Check technicians must pass a qualification tested administered by BAR, in addition to meeting prerequisite minimum experience and training criteria. Passage of the qualification test is required every two years in order have the license renewed.

         COMPANY'S SMOG CHECK FACILITIES

         The Smog Check stations will be owned and operated by us through our affiliated company Smog Centers of California LLC. Our facilities will consist of "test-only" stations. These stations will either be purchased from existing owner-operators or will be new facilities built and equipped by Smog Centers of California LLC. Our first locations will be in Southern California, principally in the San Diego metropolitan area.

         Purchase of Existing Smog Check Stations

         Smog Centers of California LLC has purchased the Smog Check station located at 7319 Broadway, Lemon Grove, California. The purchase price was $60,000. The purchase was closed on August 21, 2003, with payment in full made at the closing. As part of the purchase of the business, Smog Centers of California LLC assumed the obligations under an existing real estate ground lease. The ground lease has a remaining term until July 1, 2006, with an option to renew for an additional five year term. The ground lease payments are $1,500 per month, which are subject to an annual increase of 5% for each year during the remaining initial term of the lease.

         This facility, known as "Broadways Smog Check", is located at 7310 Broadway, Lemon Grove, California. Broadway is a four-lane road with no median divider and is the main street through Lemon Grove. The property on which the station is situated is zoned for commercial use. There are several automobile businesses in the area surrounding the station, including several automobile dealerships and a repair shop. The station is approximately 25 feet wide and 100 feet deep and has good signage which is fully visible from Broadway.

         Lemon Grove has a population of approximately 27,000 and is located approximately seven miles northeast of downtown San Diego. At the present time, there are three other "test-only" stations in the area: Grove Test Only; Lemon Grove Smog Test Only Location # 1 and Lemon Grove Test Only Location # 2. Both Lemon Grove Smog Test Only Locations are owned and operated by the same business.

         The Grove Test Only location is less than one mile from our location and both Lemon Grove Smog Test Only Locations are less than 2 miles from our location. All three locations charge $ 59.95 per test.

         New Smog Check Stations

         Through Smog Centers of California, LLC, we intend to build, own and operate new Smog Check stations, principally in Southern California and in the Bay Area. We will seek to find suitable locations for our stations based on a number of factors, among which include the lack of any existing Smog Check stations in the vicinity; demographic analysis; ability to negotiate a ground lease for a station on acceptable terms and conditions; ease of vehicle access to the station and overall traffic patterns in the vicinity.

         Based on current cost estimates, we expect a typical station of approximately 1,600 square feet will cost $50,000 to $60,000 to build. These estimates include the costs of the emissions testing equipment and the initial cost of obtaining a ground lease. Our anticipated time from finding a suitable location to the commencement of business operations is 60-90 days. We expect that a typical ground lease will be for a term 3 -5 years with payments ranging from $700 to $1,500 per month. We will seek to obtain options to purchase in the ground leases. The terms and conditions of the ground leases will vary with each facility.

         The price we can charge for a smog check test is not regulated by the Smog Check II program or BAR. Prices we have seen range from $30 to $100 depending on the location of the station. We have determined that the average price charged by a test-only station is $48

                                   MANAGEMENT

         Our directors and executive officers are as follows:

Name                                   Age                  Position
----                                   ---                  --------

Stephen D Wilson                       28                   President, Director

William Leonard                        50                   Director

Dewitt H. Montgomery                   51                   Director

Michael G .Conner                      57                   Director


STEPHEN D. WILSON became President and a director in December 2002. Mr. Wilson is the owner of Stephen D. Wilson, Inc. a general contracting firm which he founded in 1998. From 1995 to 1998, he was an account representative with the Coca-Cola Bottling in Portland, Oregon.

WILLIAM LEONARD became a director in 2003. For the past 17 years, Mr. Leonard has been a certified public accountant in Portland, Oregon. From 1977 to 10986, Mr. Leonard was a Revenue Agent with the Internal Revenue Service in Portland, Oregon. Mr. Leonard has a Masters in Business Administration from the University of Portland.

DEWITT H. MONTGOMERY became a director in 2003. For the past four years, Mr. Montgomery has been the President of Imaginata Network Services in Portland, Oregon. He is also the owner of Montgomery Apartment Management. Mr. Montgomery holds a Bachelors degree in economics from Portland State University.

MICHAEL G. CONNER became a director in 2003. Mr. Conner has been a certified public accountant in Lake Oswego, Oregon since 1990. Mr. Conner is a member of the American Institute of Certified Public Accountants. Mr. Conner holds a Bachelor of Science degree from Oregon State University.

         Our Bylaws currently authorize up to seven directors. Each director is elected for one year at the annual meeting of stockholders and serves until the next annual or until a successor is duly elected and qualified. Our executive officers serve at the discretion of our board of directors. There are no family relationships among any of our directors and executive officers.

         BOARD COMPENSATION.

         We will reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

         BOARD COMMITTEES.

         The Board has established an audit committee. The committee consists of our directors, William Leonard and Michael G. Conner. The audit committee:

         o reviews and monitors our internal accounting procedures, corporate financial reporting, external and internal audits, the results and scope of the annual audit and other matters required by the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission thereunder;

         o makes recommendations to the board of directors regarding the selection of independent auditors.

         EXECUTIVE COMPENSATION.

         At this time, we have not paid any compensation to our President, Stephen D. Wilson. At the conclusion of this offering, we will enter into negotiations with Mr. Wilson for an employment agreement pursuant to which compensation will be paid.


                           RELATED PARTY TRANSACTIONS

         Daniel M. Smith, husband of one of our controlling shareholders, Jennifer Louise Smith, has advanced operating funds to the Company since March 2001. Through June 30, 2003, Mr. Smith has advance approximately $94,000 to the Company. These funds have been used to pay administrative expenses such as legal and accounting fees and compensation to our President, Stephen D. Wilson in the amount of $6,000 per month since June 2003.

         Mr. Smith has advanced a total of $58,900 to our affiliate Smog Centers of California LLC to acquire our initial smog check test facility in Lemon Grove, California. In addition, our President, Stephen D. Wilson, has advanced a total of $5,520 to Smog Centers of California LLC.

         The funds advanced by Mr. Smith and Mr. Wilson are reflected in our financial statements as "Payable to related party". These advances are non-interest bearing and are due on demand. Mr. Smith and Mr. Wilson have each agreed to not to demand repayment until sufficient funds are available from either this offering or from revenues derived from operations.

                             PRINCIPAL SHAREHOLDERS

         The  following  table  sets  forth  information   regarding  beneficial
ownership of our Common Stock as of August 25, 2003, and as adjusted to reflect the sale of the shares offered by this offering, as to:

         o each person known by us to own beneficially more than 5% of our Common Stock;

         o   each of our directors and executive officers;

         o   all of our directors and executive officers as a group.

                                    SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                    OWNED PRIOR TO OFFERING             OWNED AFTER OFFERING
                                    NUMBER           PERCENT            NUMBER            PERCENT
NAME AND ADDRESS                    ------           -------            ------            -------
----------------
Stephen D. Wilson                     -0-               0%                -0-                0%
10345 SW 69th Ave.
Tigard, Oregon 97223

William Leonard                       -0-               0%                -0-                0%
888 SW Fifth Ave. Suite 650
Portland, Oregon 97204

Dewitt H. Montgomery                  -0-               0%                -0-                0%
3633 SE Tenino
Portland, Oregon 97202

Michael G. Conner                     -0-               0%                -0-                0%
4500 SW Kruse Way, Suite 290
Lake Oswego, Oregon 97035

Jennifer Louise Smith              500,000 (a)         50%             500,000(a)          16.67%
32004 NE Wilsonville Rd.
Newberg, Oregon 97132

Joy E. Livingston                  500,000 (b)         50%             500,000 (b)         16.67%
PMB 109
PO Box 439060
San Diego, California 92143
-----------------------------------------

(a) Does not include 2,000,000 shares of Series A Convertible Preferred Stock which are convertible into 2,000,000 shares of common stock.
(b) Does not include 2,000,000 shares of Series A Convertible Preferred Stock which are convertible into 2,000,000 shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of Preferred Stock, par value $0.001 per share.

         COMMON STOCK. At this time, there are 1,000,000 shares of common stock issued and outstanding.

         The holders of common stock are entitled to one vote per share of common stock on all matters to be vote on by the stockholders. There are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared by the board of directors out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of California Clean Air, Inc., the holders of common stock are entitled to share ratably in the net assets remaining after payment in full of all of liabilities, subject to the prior rights of preferred stock, if any, then outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

         PREFERRED STOCK. We are authorized to issue 20,000,000 shares of designated preferred stock. At this time, there are 4,000,000 shares of Series A Convertible Preferred Stock issued and outstanding. The Series A Preferred Stock have the following rights and preferences:

         o The Series A Preferred Stock is convertible into a common stock on a one-for- basis, subject to adjustment for stock splits and similar extraordinary stock events;

         o Each share of Series A Preferred Stock has ten (10) votes for each share of common stock into which the preferred stock can be converted;

         o The Series A Preferred Stock votes with the common stock as a single class;

         o The Series A Preferred Stock will entitled to receive dividends in the following manner:

             (a) Upon the commencement of operations of no less than ten (10) vehicle emissions test centers by Smog Centers of California LLC, 800,000 shares of the Series A Preferred Stock will be each entitled to receive dividends as and when declared and paid on the common stock;

             (b) An additional 800,000 shares of Series A Stock will be each entitled to receive dividends as and when declared and paid on the common stock for each additional ten (10) vehicle emissions test centers for which operations have commenced, up to a total of fifty
             (50) such vehicle test centers.

             (c) The liquidation rights will be subordinated to the outstanding common stock.

         The board of directors has the authority, without vote or action by the stockholders, to designate and issue preferred stock in one or more series and to designate the number of shares, and the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional shares of preferred stock upon the rights of the holders of common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, the effects might include restricting dividends on the common stock, diluting the voting power of the common stock, impairing liquidations rights of the common stock and delaying or preventing a change in control of California Clean Air, Inc. without further action by the stockholders and may adversely affect the rights of the holders of common stock. We have no present plans to issue any additional preferred stock in addition to the Series A Stock.

         TRANSFER AGENT. Our transfer agent and registrar is OTR, Inc., 1000 S.W. Broadway, Suite 920, Portland, Oregon 97205.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in any public market that may be established after this offering could adversely affect its market price and impair our ability to raise equity capital in the future. Only a limited number of shares will be available for sale shortly after this offering because of legal restrictions on resale described below; however, after these restrictions lapse, sales of substantial amounts of our common stock in the public market are possible.

         After the completion of the offering, assuming all shares of common stock being offered are sold, we will have 3,000,000 shares of common stock issued and outstanding. Of these shares, the 2,000,000 shares intended to be sold in the offering will be freely tradeable without restriction under the Securities Act of 1933, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Affiliates are generally our officers, directors and 10% stockholders.

         The remaining 1,000,000 shares of our outstanding common stock are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 which is summarized below. Sales of the restricted stock in the public market or the availability of these shares for sale could adversely affect the market price of the common stock.

         Under Rule 144, the number of shares that may be sold by our affiliates are subject to volume restrictions. In general, under Rule 144, a person who has beneficially owned restricted stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

         o   one  percent  of  the  number  of  shares  of  common   stock  then
             outstanding,    which   will   equal   approximately30,000   shares
             immediately after the offering;

         o the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

         Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three moths preceding a sale and who has beneficially owned the shares to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitations or notice provisions of Rule 144.

                              PLAN OF DISTRIBUTION

         We will not be employing the services of an underwriter or placement agent in connection with this offering. The common stock will be offered on a "best efforts" basis by our executive officers and directors without the payment of any commissions or other remuneration. In addition, we will not be paying any commissions or fees, directly or indirectly, to finder or dealer in connection with the solicitation of purchasers of our common stock being offered. The offering will be conducted on a continuos basis until all shares being offered are subscribed for or until the offering is terminated by us, whichever first occurs.

         In addition to cash payments for the purchase of the common stock being offered, we have the discretion to accept marketable securities in payment for any subscription for the common stock. In order to be accepted as payment for the common stock, the marketable securities must be traded on a nationally recognized United States stock exchange or be quoted on the OTC Bulletin Board at a price no less than the amount of the subscription for the common stock as of the date of our acceptance of the subscription. and must be free of any liens and encumbrances. We may require that the investor provide us with an opinion of counsel satisfactory to us that the securities are freely traded and that the investor has good and marketable title free and clear any lien or encumbrance. If we accept marketable securities as payment for the common stock, we will have the discretion to decide when we will sell those securities.

         Our executive officers and directors will seek to sell our common stock in this offering by contacting persons with whom they have had a prior contact and by contacting other persons through various methods, including mail, telephone and other means. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 which sets forth conditions under which a person associated with an issuer of securities may participate in the offering and not be deemed a broker-dealer. These conditions are as follows:

         o The person is not subject to a statutory disqualification, as that terms is defined in Section 3(a)(39) of the Securities Exchange Act of 1934, at the of his participation;

         o The person is not compensated in connection with is participation by payment of commissions or other remuneration based either directly or indirectly on transactions in our common stock;

         o The person is not, at the time of his participation, an associated person of a broker- dealer; and

         o The person primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and has not been an associated person of a broker -dealer within the preceding twelve months and does not participate in offering and selling securities for any issue more than once every twelve months other than in reliance on Section 3(a)4-1.

         Our executive officer and our directors satisfy all of the foregoing conditions of Rule 3(a)4-1.

         We reserve the right to accept or reject any subscription delivered to us under this offering. There is no minimum investment or minimum number of shares of common stock that must be sold under this offering. Any subscription funds accepted by us will be immediately available to us for the uses set forth in the Use of Proceeds on page 7 of this Prospectus.

         Each person who wishes to purchase shares of common stock under this offering will be required to complete and deliver to us a Subscription Agreement which contains, among other things, certain warranties and representations of the subscriber.


                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for California Clean Air, by Robert C. Laskowski, Esq, Portland, Oregon.

                                     EXPERTS

         Timothy L. Steers CPA, LLC, independent auditors, have audited our consolidated financial statements at December 31, 2002. We have included our financial statements in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    ADDITIONAL INFORMATIONAL AVAILABLE TO YOU

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules. For further information with respect to California Clean Air, Inc. and the common stock offered hereby, we refer you to the registration statement and to the exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed as an exhibit tot he registration statement, we refer you to the exhibit for an more complete description of the matter involved. The registration statement and the exhibits and schedules ,ay be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www. sec.gov.





                          INDEX TO FINANCIAL STATEMENTS                                         Page
                                                                                                ----

Report of Independent Auditors................................................................  F-2

Consolidated Financial Statements:

         Balance Sheets.......................................................................  F-3

         Statement of Operations..............................................................  F-4

         Statement of Changes in Net Capital Deficiency.......................................  F-5

         Statements of Cash Flows.............................................................  F-6

         Notes to Financial Statements........................................................  F-7

         Balance Sheet for the Six Months Ended June 30, 2003 (unaudited).....................  F-12

         Statements of Operations for the Six Months Ended June 30, 2003 (unaudited)..........  F-13

         Statements of Cash Flows for the Six Months Ended June 30, 2003 (unaudited)..........  F-14

         Notes to the Financial Statements for the Six Months Ended June 30, 2003 (unaudited).  F-15



























                                    22 (F-1)

                         REPORT OF INDEPENDENT AUDITORS


To the Stockholders
California Clean Air, Inc.
 (formerly Breakthrough Technology Partners I, Inc.)
(A Development Stage Enterprise)


We have audited the consolidated balance sheets of California Clean Air, Inc. (formerly Breakthrough Technology Partners I, Inc.) (a development state enterprise) as of December 31, 2002, and the related consolidated statements of operations, changes in net capital deficiency, and cash flows for the years then ended and for the cumulative activity during development stage from June 2, 2000 (inception) through December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Clean Air, Inc. (formerly Breakthrough Technology Partners I, Inc.) (a development stage enterprise) as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended and for the cumulative activity during development stage June 2, 2000 (inception) through December 31, 2002 in accordance with U.S. generally accepted accounting principles.





March 25, 2003, except with respect to Note 6
as to which the date is June 16, 2003
Portland, OR

                           CALIFORNIA CLEAN AIR, INC.
               (formerly Breakthrough Technology Partners I, Inc.)
                        (A Development Stage Enterprise)

                           Consolidated Balance Sheets

                                                                           December 31
                                                                     ----------------------
                                                                       2002         2001
                                         ASSETS                      ---------    ---------
                                         ------
Current assets                                                      $        -   $        -
                                                                     ---------    ---------
     Total current assets                                                    -            -

Other assets                                                                 -            -
                                                                     ---------    ---------

                                                                    $        -   $        -
                                                                     =========    =========

                         LIABILITIES AND NET CAPITAL DEFICIENCY

Current liabilities -
   Accrued state taxes payable                                      $       20   $        -
                                                                     ---------    ---------
     Total current liabilities                                              20            -

Payable to related party                                                49,531       26,421

Stockholders' equity:
   Preferred stock; $.001 par value; authorized 20,000,000 shares            -            -
   Common stock; $.001 par value; authorized 100,000,000 shares;
    issued and outstanding 5,000,000 shares                              5,000        5,000
   Deficit accumulated during development stage                        (54,551)     (31,421)
                                                                     ---------    ---------
     Net capital deficiency                                            (49,551)     (26,421)
                                                                     ---------    ---------

                                                                    $        -   $        -
                                                                     =========    =========












                             See accompanying notes.

                           CALIFORNIA CLEAN AIR, INC.
               (formerly Breakthrough Technology Partners I, Inc.)
                        (A Development Stage Enterprise)

                      Consolidated Statements of Operations


                                                                                        Cumulative
                                                                                      activity during
                                                                                        development
                                                                                           stage
                                                                                       June 2, 2000
                                                                                        (inception)
                                                      Years ended December 31             through
                                                 ---------------------------------     December 31,
                                                      2002              2001               2002
                                                 ---------------  ----------------  -----------------
Operating expenses                                $    23,110      $    26,421          $   50,031
                                                 ---------------  ----------------  -----------------

Net loss from operations                              (23,110)         (26,421)            (50,031)

Provision for income taxes - State of Oregon               20                -                  20
                                                 ---------------  ----------------  -----------------

Net loss                                          $   (23,130)     $   (26,421)         $  (50,051)
                                                 ===============  ================  =================


Net loss per common share                         $    (.0046)     $    (.0053)         $   (.0100)
                                                 ===============  ================  =================






















                             See accompanying notes.

                           CALIFORNIA CLEAN AIR, INC.
               (formerly Breakthrough Technology Partners I, Inc.)
                        (A Development Stage Enterprise)

          Consolidated Statements of Changes in Net Capital Deficiency

               June 2, 2000 (inception) through December 31, 2002

                                                                                   Deficit
                                                                                 accumulated
                              Preferred stock             Common stock             during
                         ------------------------  -------------------------     development       Net capital
                           shares       amount         shares       amount          stage          deficiency
                         -----------  -----------  ------------  -----------  ----------------  ---------------
Shares issued in
  exchange for
  services                       -      $     -       5,000,000   $    500        $        -      $      500
Effect of change in
  par value of capital
  stock                          -            -               -      4,500            (4,500)              -
Net loss for the
  period from
  June 2, 2000
  (inception)
  through
  December 31,
  2000                           -            -               -          -              (500)           (500)
                         -----------  -----------  ------------  -----------  ----------------  ---------------

Balance at
  December 31,
  2000                           -            -       5,000,000      5,000            (5,000)              -

Net loss                         -            -               -          -           (26,421)        (26,421)
                         -----------  -----------  ------------  -----------  ----------------  ---------------

Balance at
  December 31,
  2001                           -            -       5,000,000      5,000           (31,421)        (26,421)

Net loss                         -            -               -          -           (23,130)        (23,130)
                         -----------  -----------  ------------  -----------  ----------------  ---------------

Balance at
  December 31,
  2002                           -      $     -       5,000,000   $  5,000        $  (54,551)     $  (49,551)
                         ===========  ===========  ============  ===========  ================  ===============






                             See accompanying notes.

                           CALIFORNIA CLEAN AIR, INC.
               (formerly Breakthrough Technology Partners I, Inc.)
                        (A Development Stage Enterprise)

                      Consolidated Statements of Cash Flows

                                                                                        Cumulative
                                                                                      activity during
                                                                                        development
                                                                                           stage
                                                                                        June 2, 2000
                                                                                        (inception)
                                                        Years ended December 31           through
                                                   ---------------------------------    December 31,
                                                        2002              2001              2002
                                                   ---------------  ----------------  ---------------
Cash flows from operating activities:
   Net loss                                         $   (23,130)     $   (26,421)       $   (50,051)
   Adjustments to reconcile net loss to net
    cash provided by operating activities:
     Shares issued in exchange for services                   -                -                500
     Increase in accrued state income taxes                  20                -                 20
                                                     ----------       ----------         ----------
                                                        (23,110)         (26,421)           (49,531)
Cash flows from financing activities -
   Expenses paid by related party on behalf
    of Company                                           23,110           26,421             49,531
                                                     ----------       ----------         ----------

Net change in cash                                  $         -      $         -        $         -
                                                     ==========       ==========         ==========


Supplemental schedule of noncash
 financing activities - common stock issued
 in exchange for services                           $         -      $         -        $       500
                                                     ==========       ==========         ==========
















                             See accompanying notes.

                           CALIFORNIA CLEAN AIR, INC.
               (formerly Breakthrough Technology Partners I, Inc.)
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements
                                December 31, 2002

1.       Summary of significant accounting policies
         ------------------------------------------

         COMPANY: California Clean Air, Inc. (the "Company") was originally incorporated in the State of Delaware as Breakthrough Technology Partners I, Inc. on June 2, 2000 to serve as a vehicle to affect a merger, exchange capital stock, participate in an asset acquisition, or any other business combination with a domestic or foreign private business.

         Effective December 20, 2002, the Company changed its state of incorporation and legal domicile to the State of Nevada and simultaneously changed its name to California Clean Air, Inc. The change of legal domicile and change of name occurred pursuant to an Agreement and Plan of Merger dated December 18, 2002 between the Company and California Clean Air, Inc., a Nevada corporation.

         BASIS OF CONSOLIDATION: On November 21, 2002, the Company organized Smog Centers of California, LLC ("Smog Centers"), an Oregon limited liability company. California Clean Air, Inc. is the sole owner of Smog Centers. Smog Centers was organized to acquire, own and operate test-only vehicles emissions inspection facilities in the State of California under their Smog Check II program.

         The  consolidated   financial   statements   include  the  accounts  of
         California Clean Air, Inc. and Smog Centers. All intercompany accounts and transactions have been eliminated.

         DEVELOPMENT STAGE ENTERPRISE: Since inception, the Company has not commenced any formal business operations. The Company is considered to be in the development stage and therefore has adopted the accounting and reporting standards of Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises".

         CASH EQUIVALENTS: For purposes of the consolidated statements of cash flows, cash equivalents include all highly liquid investments purchased with original maturities of three months or less.

         INCOME TAXES: Income taxes are provided on the liability method whereby deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases and reported amounts of assets and liabilities. Deferred tax assets and liabilities are computed using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the

                           CALIFORNIA CLEAN AIR, INC.
               (formerly Breakthrough Technology Partners I, Inc.)
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements
                                December 31, 2002

1.       Summary of significant accounting policies (continued)
         ------------------------------------------------------

         INCOME TAXES (CONTINUED): enactment date. The Company provides a valuation allowance for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

         REPORTING CONSOLIDATED COMPREHENSIVE INCOME (LOSS): The Company reports and displays consolidated comprehensive income (loss) and its components as separate amounts in the consolidated financial statements with the same prominence as other financial statements. Consolidated comprehensive income (loss) includes all changes in equity during the year that results from recognized transactions and other economic events other than transactions with owners. There were no components of consolidated comprehensive income to report for the years ended December 31, 2002 and 2001.

         NET LOSS PER SHARE: Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares outstanding was 5,000,000 for the years ended December 31, 2002 and 2001 and for the cumulative activity during development stage June 2, 2000 (inception) through December 31, 2002.

         USE OF ESTIMATES: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.       Transactions with related parties
         ---------------------------------

         The  Company's   operating   expenses   since   inception,   consisting
         principally of professional services, has been paid for by an individual considered to be a related party. The advances are non-interest bearing and due on demand; however, this individual has agreed not to demand repayment until cash is available from a merger, capital stock exchange, asset acquisition, or other business combination, or from operations.

3.       Recapitalization
         ----------------

         Effective December 20, 2002, the authorized capital stock of the Company was increased to 20,000,000 shares of preferred stock and 100,000,000 shares of common stock and changed the par value of each class of capital stock from $.0001 per share to $.001 per share. All share amounts have been restated in the accompanying consolidated financial statements.

                           CALIFORNIA CLEAN AIR, INC.
               (formerly Breakthrough Technology Partners I, Inc.)
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements
                                December 31, 2002

4.       Preferred stock
         ---------------

         The Company's preferred stock may be voting or have other rights and preferences as determined from time to time by the Board of Directors.

5.       Income taxes
         ------------

         Deferred income taxes consisted of the following at December 31:
                                                                              2002        2001
                                                                           ---------    ---------
         Deferred tax asset - business start-up and organizational
          expenditures                                                    $   10,800    $  5,520

         Valuation allowance                                                 (10,800)     (5,520)
                                                                           ---------    ---------

            Net deferred income taxes                                     $        -    $      -
                                                                           =========    =========

         Reconciliation of income taxes computed at the Federal statutory rate of 34% to the provision for income taxes is as follows:

                                                                                                  Cumulative
                                                                                                activity during
                                                                                                  development
                                                                                                     stage
                                                                                                 June 2, 2000
                                                                                                  (inception)
                                                                Years ended December 31             through
                                                           ---------------------------------     December 31,
                                                                2002              2001               2002
                                                           ---------------  ----------------  -----------------
         Tax at statutory rates                              $  (7,857)        $ (8,983)        $  (17,017)
         Differences resulting from:
            Progressive tax rates                                4,390            5,020              9,512
            State taxes net of federal tax benefit              (1,793)          (1,482)            (3,275)
            Change in deferred tax valuation allowance           5,280            5,445             10,800
                                                           ---------------  ----------------  -----------------

            Provision for income taxes                       $      20         $      -          $      20
                                                           ===============  ================  =================

                           CALIFORNIA CLEAN AIR, INC.
               (formerly Breakthrough Technology Partners I, Inc.)
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements
                                December 31, 2002

6.       Subsequent events
         -----------------

         BUSINESS COMBINATION: On June 16, 2003, Smog Centers entered into a Letter of Intent to acquire all of the assets used in a privately held business operating a test-only vehicles emissions inspection facility in the State of California under their Smog Check II program. The business combination will be accounted for as a purchase.

         Under the Letter of Intent, Smog Centers paid $60,000 for the net assets of the business. The entire purchase price will be allocated to inspection equipment.

         The acquisition can be summarized as follows:
            Assets acquired                                         $   60,000
            Fair value of consideration tendered                        60,000
                                                                     ---------
           Goodwill acquired in acquisition                         $        -
                                                                     =========

         The  following  pro  forma  summary  presents  consolidated   financial
         position and results of operations as if acquisition had been acquired as of the beginning of the Company's 2002 and 2001 fiscal years:

                                                           December 31
                                               ---------------------------------
                                                    2002               2001
                                               ----------------  ---------------
           Current assets                         $   9,832        $        -
           Tangible net assets                       36,000            48,000
           Total assets                              45,832            48,000
           Current liabilities                            -                 -
           Total liabilities                              -            16,560
           Total stockholders' equity                45,832            31,440

                                                     Years ended December 31
                                               ---------------------------------
                                                     2002              2001
                                               ----------------  ---------------
           Net sales                              $  74,115        $   99,045
           Cost of goods sold                        13,588            18,159
           Operating expenses                        46,135            49,446
           Net income                                14,392            31,440
           Earnings per common share                   .003              .006

         The above amounts are based upon certain assumptions and estimates, which the Company believes are reasonable. The pro forma financial position and results of operations do not purport to be indicative of the results which would have been obtained had the business combination occurred as of January 1, 2001 or which may be obtained in the future.

                           CALIFORNIA CLEAN AIR, INC.
               (formerly Breakthrough Technology Partners I, Inc.)
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements
                                December 31, 2002



6.       Subsequent events (continued)
         -----------------------------

         STOCKHOLDERS EQUITY: On May 29, 2003, shareholders who owned 4,000,000 shares of the Company's common stock agreed to exchange their shares for 4,000,000 shares of the Company's Series A Convertible Preferred Stock.

                           CALIFORNIA CLEAN AIR, INC.
                        (A Development Stage Enterprise)

                           Consolidated Balance Sheets

                                                                                June 30,    December 31,
                                                                                  2003          2002
                                                                             -------------  ------------
                                     Assets
                                     ------
Current assets -
   Cash                                                                        $     107    $        -
                                                                                --------     ---------
     Total current assets                                                            107             -

Deposits                                                                           5,000             -
                                                                                --------     ---------

                                                                               $   5,107    $        -
                                                                                ========     =========

                     LIABILITIES AND NET CAPITAL DEFICIENCY
                     --------------------------------------

Current liabilities:
   Accounts payable                                                            $   7,100    $        -
   Accrued state taxes payable                                                        30            20
                                                                                --------     ---------
     Total current liabilities                                                     7,130            20

Payable to related parties                                                        88,968        49,531

Net capital deficiency:
   Preferred stock;  $.0001 par value;  authorized  20,000,000
    shares;  issued and outstanding 4,000,000 shares                               4,000             -
   Common stock; $.0001 par value;  authorized  100,000,000
    shares; issued and outstanding 1,000,000 shares                                1,000         5,000
   Deficit accumulated during the development stage                              (95,991)      (54,551)
                                                                                --------     ---------
     Net capital deficiency                                                      (90,991)      (49,551)
                                                                                --------     ---------

                                                                               $   5,107    $        -
                                                                                ========     =========











                             See accompanying notes.

                           CALIFORNIA CLEAN AIR, INC.
                        (A Development Stage Enterprise)

                      Consolidated Statements of Operations

                                                                                               Cumulative
                                                                                             activity during
                                                                                               development
                                                                                                  stage
                                             Three months                Six months           June 2, 2000
                                             ended June 30              ended June 30          (inception)
                                       ------------------------   ------------------------       through
                                           2003         2002          2003         2002       June 30, 2003
                                       -----------  -----------   -----------   ----------   ---------------
Operating expenses                     $   24,460   $    8,938    $   41,430    $  10,618      $   95,961
                                       -----------  -----------   -----------   ----------   ---------------
Net loss from operations                  (24,460)      (8,938)      (41,430)     (10,618)        (95,961)

Provision for income taxes - State of
  Oregon                                        -            -            10           10              30
                                       -----------  -----------   -----------   ----------   ---------------

Net loss                               $  (24,460)  $   (8,938)   $  (41,440)   $ (10,628)     $  (95,991)
                                       ===========  ===========   ===========   ==========   ===============



Net loss per common share               $   (.005)  $    (.002)   $    (.008)   $   (.002)     $    (.019)
                                       ===========  ===========   ===========   ==========   ===============

























                             See accompanying notes.

                           CALIFORNIA CLEAN AIR, INC.
                        (A Development Stage Enterprise)

                      Consolidated Statements of Cash Flows

                                                                                                Cumulative
                                                                                              activity during
                                                                                                development
                                                                                                   stage
                                              Three months               Six months            June 2, 2000
                                             ended June 30              ended June 30           (inception)
                                       ------------------------   ------------------------        through
                                          2003          2002          2003         2002        June 30, 2003
                                       -----------  -----------   -----------   ----------   ------------------
Cash flows from operating
  activities:
   Net loss                            $  (24,460)  $   (8,938)   $  (41,440)   $ (10,628)       $  (95,991)
   Adjustments to reconcile net
    loss to net cash used for
    operating activities:
     Shares issued in exchange
      for services                              -            -             -            -             5,000
     Changes in liabilities:
       Accounts payable                         -            -         7,100            -             7,100
       Accrued state income
        taxes                                   -            -            10           10                30
                                        ---------    ---------     ---------     --------         ---------
                                          (24,460)      (8,938)      (34,330)     (10,618)          (83,861)

Cash flows from investing activities -
   Deposits paid                           (5,000)           -        (5,000)           -            (5,000)

Cash flows from financing
  activities -
   Advances from, or expenses paid on
    behalf of the Company directly by,
    related parties                        29,405        8,938        39,437       10,618            88,968
                                        ---------    ---------     ---------     --------         ---------

Net change in cash                            (55)           -           107            -               107

Cash at beginning of period                   162            -             -            -                 -
                                        ---------    ---------     ---------     --------         ---------

Net change in cash                     $      107   $        -    $      107    $       -        $      107
                                        =========    =========     =========     ========         =========



Supplemental schedule of
  noncash financing activities -

     Common stock issued in
      exchange for services            $        -   $        -    $        -    $       -        $    5,000
                                        =========    =========     =========     ========         =========

                             See accompanying notes.

                           CALIFORNIA CLEAN AIR, INC.
                        (A Development Stage Enterprise)
                   Notes to Consolidated Financial Statements
                                  June 30, 2003


1.       Summary of Significant Accounting Policies
         ------------------------------------------

         COMPANY: California Clean Air, Inc. (the "Company") was originally incorporated in the State of Delaware as Breakthrough Technology Partners I, Inc. on June 2, 2000 to serve as a vehicle to affect a merger, exchange capital stock, participate in an asset acquisition, or any other business combination with a domestic or foreign private business.

         Effective December 20, 2002, the Company changed its state of incorporation and legal domicile to the State of Nevada and simultaneously changed its name to California Clean Air, Inc. The change of legal domicile and change of name occurred pursuant to an Agreement and Plan of Merger dated December 18, 2002 between the Company and California Clean Air, Inc., a Nevada corporation.

         BASIS OF CONSOLIDATION: On November 21, 2002, the Company organized Smog Centers of California, LLC ("Smog Centers"), an Oregon limited liability company. California Clean Air, Inc. is the sole owner of Smog Centers. Smog Centers was organized to acquire, own and operate test-only vehicles emissions inspection facilities in the State of California under their Smog Check II program.

         The  consolidated   financial   statements   include  the  accounts  of
         California Clean Air, Inc. and Smog Centers. All intercompany accounts and transactions have been eliminated.

         DEVELOPMENT STAGE ENTERPRISE: Since inception, the Company has not commenced any formal business operations. The Company is considered to be in the development stage and therefore has adopted the accounting and reporting standards of Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises".

         INTERIM REPORTING: The Company's year end for accounting and tax purposes is December 31. In the opinion of Management, the accompanying consolidated financial statements as of June 30, 2003 and 2002 and for the three and six months then ended and for the cumulative period from June 2, 2000 (inception) through June 30, 2003 contain all adjustments, consisting of only normal recurring adjustments, except as noted elsewhere in the notes to the consolidated financial statements, necessary to present fairly its financial position, results of its operations and cash flows. The results of operations for the three and six months ended June 30, 2003 and 2002 are not necessarily indicative of the results to be expected for the full year.

         STOCK BASED COMPENSATION: The Company accounts for stock based compensation under Statement of Financial Accounting Standards No. 123 ("SFAS 123"). SFAS 123 defines a fair value based method of accounting for stock based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost

                           CALIFORNIA CLEAN AIR, INC.
                        (A Development Stage Enterprise)
                   Notes to Consolidated Financial Statements
                                  June 30, 2003


1.       Summary of Significant Accounting Policies (continued)
         ------------------------------------------------------

         STOCK BASED COMPENSATION (CONTINUED): related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock based compensation to employees under APB 25.

         INCOME TAXES: The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, income taxes are provided on the liability method whereby deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases and reported amounts of assets and liabilities. Deferred tax assets and liabilities are computed using enacted tax rates expected to apply to taxable income in the periods in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides a valuation allowance for certain deferred tax assets, if it is more likely than not that the Company will not realize tax assets through future operations.

         REPORTING CONSOLIDATED COMPREHENSIVE INCOME (LOSS): The Company reports and displays consolidated comprehensive income (loss) and its components as separate amounts in the consolidated financial statements with the same prominence as other financial statements. Consolidated comprehensive income (loss) includes all changes in equity during the year that results from recognized transactions and other economic events other than transactions with owners. There were no components of consolidated comprehensive income to report for the three and six months ended June 30, 2003 and 2002 and for the cumulative period from June 2, 2000 (inception) through June 30, 2003.

         NET LOSS PER SHARE: Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares outstanding was 5,000,000 for the three and six months ended June 30, 2003 and 2002 and for the cumulative period from June 2, 2000 (inception) through June 30, 2003.

         The Company's Series A Convertible Preferred Stock is considered to be a common stock equivalent

1.       Summary of Significant Accounting Policies (continued)
         ------------------------------------------------------

         SEGMENT REPORTING: The Company will begin to report information about operating segments and related disclosures about products and services, geographic areas and major customers under Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information" when operations begin. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

         USE OF ESTIMATES: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.       Deposits
         --------

         On June 16, 2003, Smog Centers entered into a Letter of Intent to acquire all of the assets used in a business operating a test-only vehicles emissions inspection facility in the State of California under their Smog Check II program. Under the Letter of Intent, the purchase price will be $60,000. The business combination will be accounted for as a purchase.

         As of June 30, 2003, the Company has paid $5,000 toward the purchase of the assets. The balance of $55,000 is to be paid upon the execution of a definitive Asset Purchase or Acquisition agreement.

2.       Transactions with related parties
         ---------------------------------

         The Company's operating expenses since inception, consisting principally of professional services, has been paid for by individuals considered to be related parties. The advances are non-interest bearing and due on demand; however, the individuals have agreed not to demand repayment until cash is available from a merger, capital stock exchange, asset acquisition, or other business combination, or from operations.

3.       Preferred Stock
         ---------------

         On May 29, 2003, shareholders who owned 4,000,000 shares of the Company's common stock agreed to exchange their shares for 4,000,000 shares of the Company's Series A Convertible Preferred Stock.

         The Company's preferred stock may be voting or have other rights and preferences as determined from time to time by the Board of Directors.

Item 2 Management's Discussion And Analysis of Financial Condition And Results of Operations

         Management's discussion and analysis should be read in conjunction with the financial statements and the notes thereto.

RESULTS OF OPERATIONS
---------------------

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2002; SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2002; AND THE PERIOD FROM JUNE 2, 2000 (INCEPTION) THROUGH JUNE 30, 2003:

         Since inception, the Company has not commenced any formal business operations. All activities have been devoted toward identifying business combination opportunities and compliance with U.S. Securities and Exchange Commission Rules and Regulations. Operating expenses of $24,460 incurred during the three months ended June 30, 2003 increased $15,522 compared to operating expenses for the three months ended June 30, 2002 primarily as a result of additional legal expenses relating to the acquisition of assets of a Smog Center in California.

Revenues:
--------

         The Company had no revenues for the three and six months ended June 30, 2003 and 2002 or for the period from June 2, 2000 (inception) through June 30, 2003.


FINANCIAL POSITION & LIQUIDITY AND CAPITAL RESOURCES
----------------------------------------------------

         The Company's assets as of June 30, 2003 increased by $10,107 from those as of December 31, 2002 primarily as a result of deposits paid for the acquisition of assets of a Smog Center in California.

         Liabilities as of June 30, 2003 consisted of accounts payable of $7,100 and payables to related parties of $93,968. As of December 31, 2002, liabilities consisted only of $49,531 of payables to related parties. Payables to related parties increased $44,437 from December 31, 2002 to June 30, 2003 due to operating expenses incurred during that period. Related parties have been paying the operating expenses of the Company since inception and the Board of Directors have agreed to reimburse these individuals for the amount without interest. These individuals have agreed not to demand repayment until cash is available from a merger, capital stock exchange, asset acquisition, or other business combination, or from operations.

No dealer, salesman or other person is authorized to give any information or make any representations not contained in this Prospectus with respect to the offering made hereby. This Prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of the Company since the date hereof.

          ---------------------


            2,000,000 Shares


       CALIFORNIA CLEAN AIR, INC.


      -----------------------------

               PROSPECTUS

      -----------------------------



          ______________, 2003

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
--------------------------------------------------

         Article VII of the Articles of Incorporation of the Company provides as follows:

         The corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any proceeding against all expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding.

         Article VII of the Amended and Restated Bylaws of the Company provides as follows:

7.1      INDEMNIFICATION.

         The corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any proceeding (as hereinafter defined) against all expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding.

7.2      ADVANCEMENT OF EXPENSES.

         Expenses incurred by a director or officer in defending a proceeding shall, in all cases, be paid by the corporation in advance of the final disposition of such proceeding at the written request of such person, if the person:

         7.2.1 Furnishes the corporation a written affirmation of the person's good faith belief that such person is entitled to be indemnified by the corporation under this article or under any other indemnification rights granted by the corporation to such person; and

         7.2.2 Furnishes the corporation a written undertaking to repay such advance to the extent it is ultimately determined by a court that such person is not entitled to be indemnified by the corporation under this article or under any other indemnification rights granted by the corporation to such person. Such advances shall be made without regard to the person's ultimate entitlement to indemnification under this article or otherwise.

7.3      DEFINITION OF PROCEEDINGS.

         The term "Proceeding" shall include any threatened, pending or completed action, suit or proceeding, whether brought in the right of the corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, in which a person may be or may have been involved as a party or otherwise by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security

Act of 1974 with respect to any employee benefit plan of the corporation, or is or was serving at the request of the corporation as a director, officer or fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this article.

7.4      NON-EXCLUSIVITY AND CONTINUITY OF RIGHTS.

         The indemnification and entitlement to advancement of expenses provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the articles of incorporation or any statute, agreement, general or specific action of the board of directors, vote of stockholders or otherwise, shall continue as to a person who has ceased to be a director or officer, shall inure to the benefit of the heirs, executors, and administrators of such a person and shall extend to all claims for indemnification of advancement of expenses after the adoption of this article.

7.5      AMENDMENTS.

         Any repeal of this article shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this article in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding.

7.6      DIRECTOR LIABILITY.

         No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director; provided that this section 7.6 shall not eliminate the liability of a director for any act or omission for which sum elimination of liability is not permitted under the Nevada Business Corporation Act. No amendment to the Nevada Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

         NRS 78.037 of the Nevada Business Corporation Act, as amended, applies to the Company and the relevant portions of the statute provides as follows:

         NRS 78.037 ARTICLES OF INCORPORATION: OPTIONAL PROVISIONS. The Articles of Incorporation mat also contain:
         1. A provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit liability of a director or officer for:
         (a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or
         (b) The payment of distributions in violation of NRS 78.300.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
-----------------------------------------------------

         The following table sets forth the estimated costs and expenses of the Company in connection with the offering.

         SEC Registration Fee                      $      253.00
         Legal Fees and Expenses*                      35,000.00
         Accounting Fees and Expenses*                  5,000.00
         Printing and Engraving Expenses*               1,000.00
         Blue Sky Fees and Expenses*                    2,000.00
         Miscellaneous*                                 2,500.00

         TOTAL                                     $   45,753.00
                                                   -------------

---------------------------------
*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.
-------------------------------------------------

         On May 29, 2003, the Company issued 2 million shares of its Series A Convertible Preferred Stock to Joy E. Livingston and 2 million shares of its Series A Convertible Preferred Stock to Jennifer Louise Smith in consideration of the return to the Company and cancellation of 4 million shares of common stock of the Company by Mrs. Livingston and Mrs. Smith.

         These transactions are considered exempt by the Company from the registration requirements of the Securities Act of 1933 in reliance upon the exemption at Section 4(2) and 4(6) of said Act.

ITEM 27.  EXHIBITS.
------------------

                                                                                         Page Number or
Exhibit Number          Description                                                     Method of Filing
--------------          -----------                                                     ----------------

     2                  Agreement and Plan of Merger

     3.1                Articles of Incorporation of Breakthrough Technology                   *
                        Partners I , Inc.

     3.2                Articles of Incorporation of California Clean Air, Inc.

     3.3                Certificate of Amendment

     3.4                Bylaws of California Clean Air, Inc.                                   *

     3.5                Articles of Organization of Smog Centers of California, LLC            *

                                                                                         Page Number or
Exhibit Number          Description                                                     Method of Filing
--------------          -----------                                                     ----------------
     3.6                Operating Agreement of Smog Centers of California, LLC                 *

     4.1                Specimen Common Stock Certificate                                      *

     4.2                Specimen Series A Convertible Preferred Stock Certificate              *

     5                  Opinion and Consent of Robert C. Laskowski,
                        Attorney at Law

     10                 Asset Acquisition Agreement dated August 21, 2003 between
                        Smog Centers of California, LLC and Quang Vuong

     10.1               Assignment and Assumption Agreement dated August 21, 2003

     23.1               Consent of Timothy L. Steers, CPA, LLC

     23.2               Consent of Robert C. Laskowski, Attorney at Law
                        (included in Exhibit 5)

     * Incorporated by reference to previous reports on 10-KSB and the registration statement on Form 10-SB.

ITEM 28.  UNDERTAKINGS.
----------------------

     1.  The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers and sales are being made, a post- effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any additional or changed material information with respect to the plan of distribution.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of each issue.

     3. The undersigned Registrant hereby undertakes that:

         (a) For determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement filed pursuant to Rule 430A and contained in the form of a prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time is was declared effective.

         (b) For determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of San Diego and State of California on October 28, 2003.


                                     CALIFORNIA CLEAN AIR, INC.
                                     a Nevada corporation

                                     By: /s/ STEPHEN D. WILSON
                                        ---------------------------------
                                         Stephen D. Wilson, President

         In accordance with the requirements of the Securities Act of 1933, this amended registration statement was signed below by the following persons in the capacities and on the dates stated.

Signature                   Title                           Date
---------                   -----                           ----

/s/ STEPHEN D. WILSON       President; Chief Executive      October 28, 2003
--------------------------  Officer; Secretary; Director
Stephen D. Wilson

/s/ WILLIAM LEONARD         Director                        October 28, 2003
--------------------------
William Leonard

/s/ DEWITT H. MONGOMERY     Director                        October 28, 2003
--------------------------
Dewitt H. Montgomery

/s/ MICHAEL G. CONNER       Director                        October 28, 2003
--------------------------
Michael G. Conner